MANAGEMENT OF ASA LIMITED AND ASA (BERMUDA) LIMITED
                 ANNOUNCES COMMITMENT TO CONTINUED AND ENHANCED
                         CORPORATE GOVERNANCE PRACTICES

October 29, 2004

Contact:  Robert J. A. Irwin
ASA Limited
ASA (Bermuda) Limited

(716) 883-2428

FOR IMMEDIATE RELEASE

New York, October 29, 2004 The Board of Directors of ASA Limited (NYSE: ASA), a closed-end investment company, is soliciting ASA's shareholders to vote on a reorganization to permit ASA to relocate from the Republic of South Africa to the Commonwealth of Bermuda by reorganizing itself into a newly formed company incorporated in Bermuda, ASA (Bermuda) Limited ("ASAB"). ASA seeks this change primarily because of certain taxes ASA currently is subject to, or will become subject to in South Africa following the repeal of its tax exemption as of December 1, 2004.

The Board of Directors of ASAB is committed to good corporate governance practices. As an investment company registered with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, ASAB is subject to the corporate governance requirements thereunder; and, upon the listing of its shares on the New York Stock Exchange, ASAB will be subject to the corporate governance requirements for New York Stock Exchange listed companies, so long as ASAB is so registered with the SEC and listed on the NYSE. To further enhance corporate governance, the management of ASAB intends to seek approval by the Board of Directors and the shareholders of ASAB of changes to ASAB's Bye-laws such that:

          . a minimum of thirty (30) days' advance notice will be provided to ASAB's shareholders of any meeting of shareholders;
          . one-third (1/3) of the outstanding voting securities of ASAB will constitute a quorum for purposes of conducting a shareholder meeting;
          . at least a majority of the Board of Directors of ASAB will be independent directors of ASAB, as defined under the Investment Company Act of 1940 and the rules of the New York Stock Exchange ("Independent Director"); and
          . the Chair of the Board of Directors of ASAB will be an Independent Director.

It is important to note that these practices will continue or enhance the corporate governance practices that ASA has historically followed.

ASA's relocation to Bermuda is subject to a number of conditions, including (1) receiving approval to list the shares of ASAB on the New York Stock Exchange and
(2) satisfying

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shareholder approval requirements. No assurance can be given that these conditions will be satisfied.

The Board of Directors of ASA believes that the reincorporation proposal is in the best interests of ASA and its shareholders. Accordingly, the Board recommends that shareholders vote for the proposal promptly.

FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ from those contemplated by the forward-looking statements.

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